Investment Advisory Agreement

Calvert Investment Management, Inc.

Calvert Impact Fund, Inc.

Addendum to Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Investment Management, Inc. (the "Advisor") and Calvert Impact Fund, Inc. ("CIF") dated October 31, 2000, with respect to Calvert Global Water Fund (the “Fund”), the Advisor is entitled to receive from the Fund an annual advisory fee (the "Fee"). The Fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert Global Water Fund:	0.90% on the first $250 million;
0.85% over $250 million

CALVERT IMPACT FUND, INC.

            BY: /s/William M. Tartikoff

                        William M. Tartikoff

                        Vice President and Secretary

CALVERT INVESTMENT MANAGEMENT, INC.

            BY: /s/Ronald M. Wolfsheimer

                        Ronald M. Wolfsheimer

                        Executive Vice President, Chief Financial and Administrative Officer

Effective Date:  January 1, 2014